Exhibit 10.2

EXECUTION VERSION

INVESTOR AGREEMENT

among

ASHFORD HOSPITALITY TRUST, INC.,

OPPS AHT HOLDINGS, LLC,

ROF8 AHT PT, LLC,

OAKTREE PHOENIX INVESTMENT FUND AIF (DELAWARE), L.P.

and

THE OTHER INVESTORS PARTY HERETO

Dated as of January 15, 2021

TABLE OF CONTENTS

-i-

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of January 15, 2021, by and among ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (the “Company”), Opps AHT Holdings, LLC (“OPPS”), ROF8 AHT PT, LLC (“ROF”), Oaktree Phoenix Investment Fund AIF (Delaware), L.P. (together with OPPS and ROF “Oaktree”), and each Lender that is or from time to time becomes a party hereto (together with Oaktree and each of such Lender’s Affiliates, the “Investors”).

RECITALS

WHEREAS, this Agreement is being made pursuant to the terms of that certain Credit Agreement, dated as of January 15, 2021 (the “Credit Agreement”), by and among the Company, the Operating Partnership, Oaktree Fund Administration, LLC, as administrative agent, and each Lender party thereto, which provides for, in part, (i) senior secured extensions of credit comprised of Initial Term Loans in an aggregate principal amount of Two Hundred Million Dollars ($200,000,000) and (ii) Total DDTL Commitments in an aggregate principal amount of Two Hundred Fifty Million Dollars ($250,000,000), with a three (3) year term, with potential extensions subject to certain requirements, and an interest rate equal to (x) in respect of the Initial Term Loan and Initial DDTLs, sixteen percent (16%) per annum for the first two (2) years following the Closing Date and fourteen percent (14%) thereafter and (y) in respect of the Additional DDTLs, eighteen and one half percent (18.5%) per annum for the first two (2) years following the Closing Date and sixteen and one half percent (16.5%) thereafter and (ii) upon the earliest of (x) such time as the outstanding principal amount of the Loans have been repaid in full, (y) the Maturity Date, or (z) the acceleration of the Loans following an Event of Default, payment to the Lenders of an Exit Fee, which may, under certain circumstances, be paid in the form of cash, common stock of the Company, par value $0.01 per share (“Common Shares”), or warrants to purchase Common Shares (“Warrants”), in each case of clauses (i) and (ii), as more fully described in the Credit Agreement;

WHEREAS, in the event the Exit Fee is satisfied, in whole or in part, by the issuance by the Company of (i) Warrants, the Company and Oaktree shall enter into (a) the Warrant Agreement attached as Exhibit B to the Credit Agreement (the “Warrant Agreement”) and (b) the Registration Rights Agreement attached as Exhibit I to the Credit Agreement (the “Registration Rights Agreement”) or (ii) Common Shares, the Company and Oaktree shall enter into the Registration Rights Agreement;

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement; and

WHEREAS, in connection with the Credit Agreement and the transactions contemplated thereby, the Company and each Investor wishes to set forth certain understandings and agreements between such parties with respect to the matters set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Certain Defined Terms.

(a)               As used herein, the following terms shall have the meanings as set forth below:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that notwithstanding the foregoing, neither the Company nor any of its subsidiaries, including the Operating Partnership, shall be deemed an Affiliate of any of the Investors.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of a security, (i) a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants (including pursuant to the Warrant Agreement) or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) and (ii) a Person shall be deemed to be the Beneficial Owner of Common Shares that may be issued upon redemption of Common Partnership Units; provided, further, that for purposes of calculating the percentage of fully diluted Common Shares Beneficially Owned by the Investors, all the Common Shares which may be acquired by any Person (determined as described in clauses (i) and (ii) above) shall be deemed to be outstanding Common Shares.

“Board” has the meaning set forth in Section 2.1.

“Brookfield” means Brookfield Asset Management Inc. together with its managed funds and accounts.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 on October 26, 2014, by Amendment No. 2 on October 19, 2015 and by Amendment No. 3 on August 2, 2016, as the same may be amended, modified or restated from time to time.

“Charter” means the charter of the Company as filed and accepted for record by the Maryland State Department of Assessments and Taxation, as the same may be amended, corrected, supplemented, or restated from time to time.

“Common Partnership Units” means the common units of limited partnership interest in the Operating Partnership.

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Covered Securities” means (i) any Warrants received by an Investor pursuant to the Warrant Agreement, (ii) any Common Shares and Common Partnership Units received by the Investors upon exercise of the Warrants described in the preceding clause (i), (iii) any Common Shares issued to the Investors directly or in exchange for Common Partnership Units described in the preceding clause (ii) pursuant to the terms of the Operating Partnership Agreement and (iv) any other Common Shares issued to the Investors in connection with the payment of the Exit Fee.

“Credit Agreement” has the meaning set forth in the Recitals.

“Directed Opportunity” has the meaning set forth in Section 4.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fundamental Change Event” means the Company has after the date of this Agreement (i) entered into a definitive written agreement providing for (A) any acquisition of a majority of the voting securities of the Company by any person or “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act), (B) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act), or (C) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing subclause (C), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will Beneficially Own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction) or (ii) instituted or commenced or consented to the institution or commencement of any Insolvency Proceeding (as defined in the Credit Agreement).

“Investor Group” has the meaning set forth in Section 4.14.

“Investors” has the meaning set forth in the Preamble.

“Joinder Agreement” has the meaning set forth in Section 4.11(b).

“Nominating/Corporate Governance Committee” has the meaning set forth in Article II, Section 15 of the Bylaws (or any successor committee of the Board).

“Non-Excluded Affiliate” means, with respect to any Investor, all Affiliates of such Investor, other than Brookfield and its Affiliates. For the purposes of this definition, none of the Investors, nor any of their respective Affiliates shall be deemed Affiliates of Brookfield.

“Non-Recourse Party” has the meaning set forth in Section 4.13.

“OCM” means Oaktree Capital Management, L.P.

“Operating Partnership” means Ashford Hospitality Limited Partnership, a Delaware limited partnership and a subsidiary of the Company.

“Operating Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 14, 2016, as amended and as the same may be amended, modified or restated from time to time.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers, financial advisors, limited partners, potential sources of financing and potential capital investors.

“SEC” means the Securities and Exchange Commission.

“Transaction Documents” means this Agreement, the Credit Agreement, the Loan Documents (as defined in the Credit Agreement), the Warrant Agreement and the Registration Rights Agreement.

“Transfer” means any direct or indirect sale (including a short sale), assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, “put equivalent position” (as defined by Rule 16a-1(h) of the Exchange Act), hedging transaction or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock.

“Warrant Agreement” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in the Recitals.

(b)               Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa.

Section 1.2            Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

Board Observer rights

Section 2.1            Board Observer Rights. During the period beginning on the date of this Agreement and ending on the later of such time as (i) the Loans have been repaid in full, and (ii) the Investors Beneficially Own, in the aggregate, a number of Warrants, Common Shares and Common Partnership Units, in each case solely to the extent issued in connection with the payment of the Exit Fee, representing (or convertible, exchangeable, redeemable or exerciseable into) less than fifteen percent (15%) of the total number of Common Shares of the Company on a fully diluted basis, the Investors shall have the right to appoint two (2) observers (the “Observers”) designated by Oaktree to the Board of Directors of the Company (the “Board”) who shall be entitled to attend all meetings of the Board and to receive all notices, communications, documents and other information given to the Board. Each Observer shall be subject to the policies and requirements of the Company and the Board, including the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics. Notwithstanding anything to the contrary, the Board, acting in good faith, reserves the right to withhold any information and to exclude the Observers from any meeting or portion thereof if access to such information or attendance at such meeting (x) in the good faith discretion of the Board, would create a conflict of interest with Oaktree or would result in a breach of any agreement to which the Company is a party or otherwise bound (provided, however, that in no event shall the Company or any of its Affiliates enter into, or amend, supplement or otherwise modify, any agreement or arrangement with any Person providing management or advisory services to the Company or any of its Affiliates that would prohibit, limit or restrict the ability of the Observers to access such information or attend such meetings), or (y) would result in a waiver of the attorney-client privilege between the Company and its counsel. The Observers shall not have any voting or consent rights with respect to any action brought before the Board. The Observers may resign in the same manner as directors as set forth in the Company’s Charter and Bylaws or may be removed by Oaktree, acting in its sole discretion, at any time. Upon the resignation, removal, death or disability of any Observer, to the extent the Investors have the right to appoint Observers to the Board in accordance with the first sentence of this Section 2.1 the Investors shall have the right to replace such Observer with a new Observer designated by Oaktree, which replacement will also be subject to the requirements of this Section 2.1. No appointment of a particular Observer shall be required if the Board reasonably determines in good faith, after consultation with outside legal counsel, that such Observer has been involved in any of the events enumerated in Items 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Exchange Act or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company, in which case Oaktree shall withdraw the designation of such Observer and shall designate another individual as an Observer, which replacement will also be subject to the requirements of this Section 2.1. In the event that any Observer is not an employee of OCM, any of its Affilaites or any entities or funds managed by OCM, the appointment of such Observer shall be subject to the consent of the Board (such consent not to be unreasonably withheld, conditioned or delayed). Oaktree will take all necessary action to cause any Observer to consent to such reference and background checks and to provide such information as the Board may reasonably request. As of the date of this Agreement, Oaktree has designated Brian Laibow and Taejo Kim as the initial Observers, and the Company has determined that such Observers satisfy the requirements of this Section 2.1.

ARTICLE III

COVENANTS and additional investor rights

Section 3.1            Standstill and Voting.

(a)               Each Investor agrees that during the period beginning on the date of this Agreement and ending on the later of such time as (i) the Loans have been repaid in full and the Exit Fee has been paid, and (ii) the Investors Beneficially Own, in the aggregate, a number of Covered Securities representing (or convertible, exchangeable, redeemable or exerciseable into) less than ten percent (10%) of the total number of Common Shares of the Company on a fully diluted basis (such later period, the “Investor Covenant Period”); then, without the prior written consent of the Company, each Investor will not at any time, nor will it cause or permit any of its Non-Excluded Affiliates to, except as expressly permitted by the Transaction Documents, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of any additional equity securities of the Company, including Common Shares, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than Common Shares issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction of Common Shares, upon exchange of Common Partnership Units or under the Warrant Agreement). During the Investor Covenant Period, without the prior written consent of the Company, each Investor agrees that it will not at any time, nor will it cause or permit any of its Non-Excluded Affiliates to, except as expressly permitted by the Transaction Documents, directly or indirectly:

(i)                enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any subsidiary or division of the Company (including, but not limited to, the Operating Partnership), or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii)                tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);

(iii)               (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect, (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any Common Shares (other than (A) in connection with satisfying each Investor’s obligations under Section 3.1(b) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company) or other equity securities of the Company;

(iv)              form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) (other than with any other Investor, any Affiliate of any Investor, or any entities, funds, accounts, or clients managed, sponsored or advised by OCM or any of its Affiliates) with respect to any of securities of the Company;

(v)               form or publicly disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the Charter or the Bylaws, other than to the Company or the Board or their Representatives (it being understood that this clause (v) shall not prohibit any Investor from voting any securities of the Company in its sole discretion, but subject to Section 3.1(b));

(vi)               call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director or any other action by, the stockholders of the Company;

(vii)               make a public announcement in connection with seeking to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership;

(viii)              form or disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix)                advise, assist or encourage, or enter into any arrangements with, any other Persons in connection with any of the matters set forth in this Section 3.1(a); or

(x)                 publicly request the Company to amend or waive any provision of this Section 3.1 (including this clause (x)).

(b)               Each Investor agrees that (i) in the event the Investors have the right to appoint Observers to the Board in accordance with Section 2.1, it shall cause all Common Shares held by such Investor to be voted, or (ii) in the event the Investors do not have the right to appoint Observers to the Board in accordance with Section 2.1, it shall cause all Common Shares held by such Investor that represent in excess of nine and eight-tenths percent (9.8%) of the outstanding Common Shares of the Company to be voted, in each case of clauses (i) or (ii) in person or by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) mailed to the stockholders of the Company in connection with the solicitation of any proxy (x) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating/Corporate Governance Committee) and against all persons who have not been recommended by the Board (or the Nominating/Corporate Governance Committee) and (y) otherwise in accordance with the recommendation of the Board with respect to all other actions, proposals or matters to be voted upon by the stockholders of the Company.

(c)               Notwithstanding anything to the contrary herein, (i) the provisions set forth in Section 3.1(a) and Section 3.1(b) shall terminate (x) on the date that is thirty (30) days following an Event of Default, except to the extent that on or before the expiration of such thirty (30)-day period the Company has (1) received written notice from Oaktree waiving such Event of Default or (2) cured such Event of Default in accordance with the Credit Agreement or (y) upon the occurrence of a Fundamental Change Event and (ii) nothing in Section 3.1(a) or Section 3.1(b), shall restrict or prevent any Investor or any of its Affiliates from (v) purchasing, acquiring or investing in, holding, voting or taking any other action with respect to, or making any offer to purchase, acquire or invest in, any indebtedness or preferred equity of any Person, including the Company or any of its Affiliates, (w) exercising or enforcing rights expressly set forth in this Agreement or the other Transaction Documents or as a secured creditor under applicable law, (x) making or submitting (on a strictly private basis) to the Board any proposal that is intended to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expected to require public disclosure by any Person), (y) receiving any dividends, similar distributions or interest with respect to any securities of the Company held by any Investor or any of its Affiliates or (z) subject to Section 3.1(b), voting (or abstaining from voting) any Common Shares in any manner that such Investor or Affiliate deems appropriate.

Section 3.2            Company Covenants; Anti-Takeover Protections. The Company agrees that during the period beginning on the date of this Agreement and ending on the later of such time as (i) the Loans have been repaid in full, and (ii) the Investors Beneficially Own, in the aggregate, a number of Covered Securities representing (or convertible, exchangeable, redeemable or exerciseable into) less than ten percent (10%) of the total number of Common Shares of the Company on a fully diluted basis, without the prior written consent of Oaktree, it will not at any time (a) adopt a stockholder rights plan, rights agreement or similar form of “poison pill” or other instrument, arrangement or agreement which is designed to make, or has the effect of making, the acquisition of large holdings of the Company’s Common Shares more difficult or expensive except to the extent acquisitions by Oaktree and its Affiliates (and any entities, funds, accounts, or clients managed, sponsored or advised by OCM or any of its Affiliates) are expressly exempted, or (b) except to the extent Oaktree and its Affiliates (and any entities, funds, accounts, or clients managed, sponsored or advised by OCM or any of its Affiliates) are expressly exempted, elect or cause the Company to be subject to, or publicly recommend to stockholders of the Company any charter amendment that would permit the Board to elect to be subject to, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the Maryland General Corporation Law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the Maryland General Corporation Law, the Maryland Unsolicited Takeovers Act, found in Title 3, subtitle 8 of the Maryland General Corporation Law or any similar state anti-takeover law.

Section 3.3            Additional Investor Rights.  In the event that, following the Closing Date but prior to the date of issuance of the Warrants (if any), the Company issues and sells Common Shares, rights or other equity securities substantially similar to or convertible or exchangeable into Common Shares (collectively, the “Offered Securities”) in a public offering, private placement for cash or other offering or placement to stockholders of the Company or any of their Affiliates, each of the Investors shall be entitled to participate in any such offering or placement and shall be entitled, at the election of such Investor, to purchase up to such number of Offered Securities equal to the product of (i) the total number of Offered Securities to be issued by the Company in such offering multiplied by (ii) the fraction determined by dividing (x) the sum of (I) the number of Common Shares Beneficially Owned by such Investor and (II) the number of Common Shares that would have been issuable to such Investor upon exercise in full of the Warrants if such Investor had been issued such Warrants as of the Closing Date and continued to hold such Warrants by the (y) the total number of Common Shares outstanding, in each case as of immediately prior to such offering. For the avoidance of doubt, in no event shall this Section 3.3 confer upon any Investor any right to participate in any exchange offer exempt pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, equity line of credit or standby equity line of credit (whether structured as a primary or secondary offering).

Section 3.4            Confidentiality. (a) Each of the Investors hereby agrees to maintain the confidentiality of Information (as defined in the Credit Agreement) in accordance with the provisions of Section 11.07 of the Credit Agreement.

(b)               Each of the parties hereto hereby consents to the Observers sharing any information such Observer (in his or her capacity as such) receives from the Company with the Investors and their respective Related Parties (as defined in the Credit Agreement), in each case, who shall be deemed to be bound by the provisions of this Section 3.4 and Section 11.07 of the Credit Agreement (and the relevant Investor shall also remain responsible for any breach of such provisions by any such Related Party), subject, however, to such Investor maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law or this Agreement or for any other purpose not expressly permitted by this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1            Termination. Except for the earlier termination of any right or obligation as expressly provided in this Agreement, upon the later of such time as (i) the Loans have been repaid in full and the Exit Fee has been paid, and (ii) the Investors Beneficially Own, in the aggregate, a number of Covered Securities representing less than ten percent (10%) of the total number of Common Shares of the Company on a fully diluted basis, then this Agreement shall automatically terminate and be of no further force and effect; provided that the provisions set forth in Section 4.5 (Notices), Section 4.6 (Governing Law; Judicial Proceedings; Waiver of Jury Trial), Section 4.9 (Severability), Section 4.11 (Entire Agreement; Third Party Beneficiaries), and Section 4.13 (No Recourse), together with the definitions used therein together with Section 1.1(b) (Other Definitional and Interpretive Provisions) and Section 4.10 (Table of Contents, Headings and Captions), shall survive the termination of this Agreement; and; provided, further, that the termination of this Agreement shall not relieve any party of liability for any pre-termination breach hereof.

Section 4.2            Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any other action of, any Investor shall be made by, and shall be valid and binding upon, each Investor, if made by Oaktree.

Section 4.3            Further Assurances. Each of the parties hereto agrees that it shall cooperate with the other parties in good faith to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or appropriate to effectuate this Agreement.

Section 4.4            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 4.5            Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered and the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) or by electronic mail. In each case notice shall be sent to:

(a)               If to the Company:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Attn:	J. Robinson Hays, III, Chief Executive Officer and President; Robert G. Haiman, Executive Vice President, General Counsel and Secretary
Email:	rhays@ashfordinc.com rhaiman@ashfordinc.com

with copies (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281

Attn:	Richard M. Brand; Gregory P. Patti, Jr.
Email:	richard.brand@cwt.com gregory.patti@cwt.com

(b)               If to an Investor:

c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Attn:	Cary Kleinman Jordan Mikes
Email:	ckleinman@oaktreecapital.com jmikes@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY, 10019

Attn:	Kenneth M. Schneider Austin Witt
Email:	kschneider@paulweiss.com awitt@paulweiss.com

Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party hereto notice in the manner herein set forth.

Section 4.6            Governing Law; Judicial Proceedings; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the non-exclusive jurisdiction and venue in the courts of the State of New York located in the Borough of Manhattan and the United States District Court for the Southern District of New York. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.5. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 4.7            Enforcement. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted as provided in Section 4.6, in addition to any other remedy to which they may be entitled, at law or in equity and that each party hereto agrees to waive any requirements for the securing or posting of any bond or other security in connection with such remedy.

Section 4.8            Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of the Company and Oaktree. Any agreement on the part of a party hereto to any waiver of any obligation of the other parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party hereto of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 4.9            Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.10        Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.11        Entire Agreement; Third Party Beneficiaries.

(a)               This Agreement (together with the other Transaction Documents), as well as the terms and conditions of any waiver granted by the Board to an Investor with respect to any provisions of the Charter, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof. This Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and thereto, as the case may be, and their respective successors and, subject to Section 4.11(b), permitted assigns.

(b)               Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Covered Securities or otherwise unless such assignee or Transferee (including any Affiliate acquiring Covered Securities from any Investor) has executed and delivered to the Company a joinder evidencing such party’s agreement to become a party to and be bound by and subject to the terms and provisions of this Agreement in the capacity of an Investor, to the same effect as such transferring Investor (a “Joinder Agreement”).

Section 4.12        Certain Transactions. In the event of any stock split, reverse stock split, stock dividend or distribution (other than to the extent necessary to maintain the Company’s status as a Real Estate Investment Trust) , subdivision, or any change in the Common Shares or Common Partnership Units by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Common Shares” and “Common Partnership Units” used herein shall, as applicable, including for purposes of the definition of “Covered Securities”, be deemed to refer to and include all such stock dividends and distributions and any other securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

Section 4.13        No Recourse. The parties agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees or agents of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager or agent of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, and subject to the immediately following sentence, in no event shall any party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 4.13 shall in no way be deemed to limit the liability or obligations of any party to the extent that such party is required to cause its subsidiaries or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

Section 4.14        Dealings with each Investor. Each Investor and the Company acknowledge and agree that: (a) the Investors and their Non-Recourse Parties (collectively, the “Investor Group”) on the one hand, and the Company on the other hand (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company or the Investor Group, as applicable, and any of its subsidiaries or areas in which the Company or any of its subsidiaries or the Investor Group, as applicable, may in the future engage in business) and in related businesses other than through the Company or any of its subsidiaries or the Investor Group, as applicable, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its subsidiaries or the Investor Group, as applicable, and (iii) will not be prohibited by virtue of its investment in the Company or its subsidiaries, or in the case of the Investor Group its right to act as an observer on the Board or any subsidiary’s board of directors or other governing body, from pursuing and engaging in any such activities; (b) neither the Investor Group nor the Company nor any other stockholders of the Company shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group or the Company, as applicable, shall be obligated to present any particular investment or business opportunity to the Company or the Investor Group, as applicable, even if such opportunity is of a character which, if presented to the Company or the Investor Group, as applicable, could be undertaken by the Company or the Investor Group, as applicable, and each member of the Investor Group or the Company, as applicable, shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; and (d) subject to the express terms and conditions set forth in this Agreement, each member of the Investor Group may enter into contracts and other arrangements with the Company and its Affiliates from time to time on terms approved by the Board and the board of directors of such Affiliates, as applicable. Each Investor and the Company hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such Person may otherwise have in connection with the matters described in this Section 4.14 and the Company, pursuant to approval by the Board, hereby renounces its interest or expectancy, as between itself and the Investor Group, in any corporate opportunity or other matter described in this Section 4.14. Notwithstanding the foregoing, any individual who is offered a particular investment or business opportunity in his or her capacity as an Observer of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company and may not communicate such Directed Opportunity to any other Person unless and until the Company has determined not to pursue such Directed Opportunity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Agreement as of the date first above written.

COMPANY:

Ashford Hospitality Trust, Inc.

By:	/s/ J. Robison Hays III
Name: J. Robison Hays III
Title: Chief Executive Officer and President

INVESTORS:

Opps AHT Holdings, LLC

By: Oaktree Fund GP, LLC, its Manager
By: Oaktree Fund GP I, L.P., its Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

By:	/s/ Brian Laibow
Name: Brian Laibow
Title: Authorized Signatory

ROF8 AHT PT, LLC

By:	/s/ Taejo Kim
Name: Taejo Kim
Title: Authorized Signatory

By:	/s/ Cary Kleinman
Name: Cary Kleinman
Title: Authorized Signatory

Oaktree Phoenix Investment Fund AIF (Delaware), L.P.

By: Oaktree Fund AIF Series, L.P. – Series U, its General Partner
By: Oaktree Fund GP AIF, LLC, its General Partner
By: Oaktree FundGP III, L.P., its Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

By:	/s/ Steven Tesoriere
Name: Steven Tesoriere
Title: Authorized Signatory

OBSERVERS:

For purposes of Section 3.4 hereof, agreed and acknowledged by:

/s/ Taejo Kim
Name: Taejo Kim

/s/ Brian Laibow
Name: Brian Laibow